Exhibit 1

Westpac Banking Corporation ABN 33 007 457 141

Group Secretariat
Level 20, 275 Kent Street
Sydney NSW 2000 Australia
Telephone: (02) 8253 0390
Facsimile: (02) 8253 1215

1 December 2009

Company Announcements Platform

Australian Securities Exchange Limited

20 Bridge Street

SYDNEY  NSW  2000

Dear Sir / Madam

Westpac Banking Corporation (“Westpac”) — Dividend Reinvestment Plan 2009 Final Dividend

The price at which shares will be allotted on 21 December 2009 under Westpac’s Dividend Reinvestment Plan will be $23.61.  This includes a discount of 2.5%.

Yours sincerely

Anna Sandham

Head of Group Secretariat